As filed with the Securities and Exchange Commission on September 11, 2019

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EMMAUS LIFE SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	87-0419387
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

21250 Hawthorne Boulevard, Suite 800

Torrance, California 90503

(Address of principal executive offices)

Emmaus Life Sciences, Inc. Amended and Restated 2011 Stock Incentive Plan

(Full title of the plan)

Yutaka Niihara, M.D., M.P.H.

Chairman and Chief Executive Officer

Emmaus Life Sciences, Inc.

21250 Hawthorne Boulevard, Suite 800

Torrance, California 90503

(Name and address of agent for service)

(310) 214-0065

(Telephone number, including area code, of agent for service)

Copy to:

Dale E. Short

General Counsel

Emmaus Life Sciences, Inc.

21250 Hawthorne Boulevard, Suite 800

Torrance, California 90503

(310) 214-0065

Indicate by check mark (ü) whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller Reporting Company	☑
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, par value $0.001 per share	6,992,541 shares(2)	$4.20	(3)	$29,368,672.20	(3)	--
Common Stock, par value $0.001 per share	2,007,459 shares(4)	$2.87	(5)	$5,761,407.33	(5)	--
Total	9,000,000 shares	--		$35,130,079.53		$4,257.77

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the Securities Act”), this Registration Statement also covers such additional shares of common stock as may become issuable under the “Assumed Plan” (as defined in Note 2), below as a result of anti-dilution adjustment provisions of the Assumed Plan relating to stock splits, stock dividends, recapitalizations and similar transactions.
(2)	Represents shares issuable upon the exercise of outstanding options under the Emmaus Life Sciences, Inc. Amended and Restated 2011 Stock Incentive Plan (the “Assumed Plan”) assumed by the Registrant pursuant to the “Merger” (as defined in the Explanatory Note that follows).
(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) of the Securities Act based upon the weighted-average exercise price of such options.
(4)	Represents shares reserved for issuance pursuant to future awards under the Assumed Plan.
(5)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act based upon the average of the high and low prices of the common stock as reported on The NASDAQ Capital Market on September 10, 2019.

EXPLANATORY NOTE

Reference is made to the Agreement and Plan of Merger and Reorganization, dated as of January 4, 2019, as amended by the First Amendment thereto, dated as of May 27, 2019 (as so amended, the “Merger Agreement”), by and among the Registrant, Athena Merger Subsidiary, Inc., a wholly owned subsidiary of the Registrant (the “Merger Subsidiary”), and EMI Holding, Inc., formerly known as “Emmaus Life Sciences, Inc.”(“EMI”), set forth as Annex A to the joint proxy statement/prospectus filed by the Registrant with the Securities and Exchange Commission on June 14, 2019 under Rule 424 of the Securities Act of 1933, as amended. Pursuant to the Merger Agreement, Merger Subsidiary merged with and into EMI (the “Merger”), with EMI surviving the Merger as a wholly owned subsidiary of the Registrant, and the Registrant assumed the Assumed Plan and each vested and unvested option under the Assumed Plan that was outstanding at the effective time of the Merger on July 17, 2019. Immediately after the effective time the Merger, the outstanding options issued under the Assumed Plan and assumed by the Registrant pursuant to the Merger Agreement were exercisable for a total of 6,992,541 shares of common stock of the Registrant.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8. The documents containing the information specified in Part I will be sent or given to participants in the Assumed Plan as specified by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed by Emmaus Life Sciences, Inc. (formerly known as MYnd Analytics, Inc. and herein “we,” “us,” “our,” or the “Company”) with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated by reference in this registration statement:

●	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2018 filed on December 11, 2018 or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Company’s latest fiscal year for which such statements have been filed;

●	All other reports filed by the company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company’s latest Annual Report or prospectus referred to above; and

●	The description of our common stock in our Registration Statement on Form 8-A (File No. 001-35527) filed under the Exchange Act on July 13, 2017, and any amendment or report filed for the purpose of updating any such description.

In addition, each document (other than any portion of such document that is deemed not “filed” under the Exchange Act in accordance with the Exchange Act and the Commission’s rules) that we file with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all shares of common stock registered hereunder have been sold, or that deregisters all such shares of common stock then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be part thereof from the date of the filing of such document.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law authorizes a corporation in its certificate of incorporation to eliminate or limit personal liability of directors of the corporation for violations of the directors’ fiduciary duty of care. However, directors remain liable for breaches of duties of loyalty, failing to act in good faith, engaging in intentional misconduct, knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal under Delaware General Corporation Law Section 174 or obtaining an improper personal benefit. In addition, equitable remedies for breach of fiduciary duty of care, such as injunction or recession, are available.

Our certificate of incorporation eliminates the personal liability of the members of our board of directors to the fullest extent permitted by law.

In addition, our certificate of incorporation provides for indemnification of our officers and directors to the fullest extent permitted by law.

Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith in respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

We have entered into indemnification agreements with each of our directors and officers under which we agree, in effect, to indemnify them to the fullest extent permitted by Delaware law. Such indemnification agreements also require us to advance expenses, as incurred, to our directors and officers in connection with legal proceedings, subject to limited exceptions.

We also hold an insurance policy covering directors and officers under which the insurer agrees to pay, with some exclusions, for any claim made against our directors and officers for a wrongful act that they may become legally obligated to pay or for which we are is required to indemnify our directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted for directors, officers and controlling persons of the Company under the above provisions, or otherwise, the Commission has advised us that, in its opinion, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The following exhibits are filed with or incorporated by reference as a part of this registration statement:

Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed/ Furnished
3.1	Certificate of Incorporation	10-Q	001-33527	3.1	February 20, 2018
3.2	Certificate of Amendment to Certificate of Incorporation filed July 17, 2019	8-K	001-35527	3.1	July 22, 2019
3.3	Certificate of Merger filed July 17, 2019	8-K	001-35527	3.2	July 22, 2019
3.4	Certificate of Amendment to Certificate of Incorporation filed July 17, 2019	8-K	001-35527	3.3	July 22, 2019
3.5	Amended and Restated By-laws	8-K	001-35527	3.4	July 22, 2019
4.1	Emmaus Life Sciences, Inc. Amended and Restated 2011 Stock Incentive Plan	Def 14A	000-53072	Annex A	September 19, 2014
4.2	Form of Incentive Stock Option Agreement (Time-based Vesting) under the Emmaus Life Sciences, Inc. 2011 Stock Incentive Plan	8-K	000-53072	10.3(b)	May 4, 2011
4.3	Form of Non-Qualified Stock Option Agreement (Time-based Vesting) under the Emmaus Life Sciences, Inc. 2011 Stock Incentive Plan	8-K	000-53072	10.3(d)	May 4, 2011
4.4	Form of Incentive Stock Option Agreement (Time and Performance-based Vesting) under the Emmaus Life Sciences, Inc. 2011 Stock Incentive Plan	8-K	000-53072	10.3(a)	May 4, 2011
4.5	Form of Non-Qualified Incentive Stock Option Agreement (Time and Performance-based Vesting) under the Emmaus Life Sciences, Inc. 2011 Stock Incentive Plan	8-K	000-53072	10.3(c)	May 4, 2011
4.6	Form of Restricted Stock Agreement (Time-based Vesting) under the Emmaus Life Sciences, Inc. 2011 Stock Incentive Plan	8-K	000-53072	10.3(d)	May 4, 2011
4.7	Form of Restricted Stock Agreement (Time and Performance-based Vesting) under the Emmaus Life Sciences, Inc. 2011 Stock Incentive Plan	8-K	000-53072	10.(e)	May 4, 2011
5.1	Opinion of Dale E. Short (included with this registration statement).					*
23.1	Consent of Marcum LLP					*
23.2	Consent of SingerLewak LLP					*
23.3	Consent of Dale E. Short (included in the opinion filed as Exhibit 5.1).					*
24.1	Power of Attorney (included on the signature page of this registration statement).					*

*	Filed herewith.

Item 9. Undertakings

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Torrance, California, on September 11, 2019.

EMMAUS LIFE SCIENCES, INC.

By:	/s/ YUTAKA NIIHARA
Yutaka Niihara, M.D., M.P.H.
Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Yutaka Niihara, M.D., M.P.H. as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her in any and all capacities, to sign this registration statement on Form S-8 and any amendments hereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he or she might do or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may do or cause to be done by virtue of this power of attorney.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ YUTAKA NIIHARA	Chairman and Chief Executive Officer	September 11, 2019
Yutaka Niihara, M.D., M.P.H.	(principal executive officer)

/s/ JOSEPH C. SHERWOOD III	Chief Financial Officer	September 11, 2019
Joseph C. Sherwood III	(principal financial and accounting officer)

/s/ ROBERT DICKEY	Director	September 11, 2019
Robert Dickey

/s/ WILLIS C. LEE	Director	September 11, 2019
Willis C. Lee, M.S.

/s/ MASAHARU OSATO	Director	September 11, 2019
Masaharu Osato, M.D.

/s/ WEI PEN ZEN	Director	September 11, 2019
Wei Pen Zen

/s/ IAN ZWICKER	Director	September 11, 2019
Ian Zwicker

/s/ ROBIN L. SMITH	Director	September 11, 2019
Robin L. Smith, M.D.